UNITED STATES
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Monmouth Real Estate Investment Corporation

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Blackwells Capital LLC
Jason Aintabi

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On August 5, 2021, Blackwells Capital LLC a press release, a copy of which is filed herewith.

Blackwells Capital Opposes Monmouth Sale to Equity Commonwealth

Believes the Landy Family-Dominated Board Ran a Flawed Process

Urges Shareholders to Vote AGAINST the Monmouth / Equity Commonwealth Transaction

NEW YORK, August 5, 2021 – Blackwells Capital, LLC, an alternative investment management firm that, together with its affiliates, owns 4.17% of Monmouth Real Estate Investment Corporation (NYSE: MNR), today issued a letter to its fellow shareholders urging them to vote against the proposed sale to Equity Commonwealth (NYSE: EQC).

The full text of the letter follows.

August 5, 2021

Dear Fellow Monmouth Shareholders:

As Monmouth’s fourth largest shareholder, we are writing to urge you to vote “AGAINST” the proposed transaction with EQC. The proposed all-stock transaction is banefully flawed and, we believe, is intended to benefit the Landy family in a manner different from other shareholders. Our view is that the Landys’ contempt for the democratic shareholder process, an overriding desire to protect themselves from criticism and accountability, and a ‘win at all cost’ attitude towards preserving employment and financial positions in Monmouth have guided their every decision. As a result, the Landys shaped a sale process that attempts to force Monmouth shareholders to accept a deal that values each share they hold at only $17.25 based on yesterday’s closing price of EQC.1 Meanwhile, Monmouth shares are currently worth $18.88 per share.2

Monmouth has been a laggard in its industry for many years, and for more than five years has consistently ranked among the poorest performing industrial REITS in America.3 In 2019, Monmouth’s governance was rated as among the worst of any publicly listed industrial REIT, and was also among the worst even among all REITs more generally.4 Blackwells began its engagement with Monmouth late last year with the intention of unlocking years of suppressed value.

It came as little surprise to Blackwells, when in December of 2020 upon submitting an all-cash proposal to acquire Monmouth, we were met with intransigence and indignation. The Landy family scrambled to find an outcome addressing their needs, while Blackwells nominated candidates to run for election to Monmouth’s Board at this year’s Annual Meeting, which is typically held in June. No Annual Meeting was held, and the Monmouth Board continues to evade its responsibility to hold one.

1 Monmouth common shareholders receive 0.67 of a share of EQC; EQC share price closed at $25.75 on August 4, 2021.

2 Monmouth share price closed at $18.88 on August 4, 2021.

3 Source: Bloomberg total shareholder return data through November 30, 2020, for publicly traded industrial REITs: TRNO, EGP, PLD, DRE, FR, STAG, MNR.

4 ISS’s 2019 Review of Monmouth Real Estate Investment Corp rated Monmouth’s Board Structure 9 and Shareholder Rights 10 on scale of 1 to 10, with 10 being worst grade.

A public company cannot be run this way.

The proposed merger was flawed ab initio

Upon the announcement of the proposed merger agreement, the combined equity market value of EQC and Monmouth was $5.5 billion.5 Today, only 90 days since the announcement, the value of the combined entity has fallen below $5.0 billion.6 While the proposed merger has destroyed half a billion dollars of value, Monmouth just this week released a presentation, which begins on page three by describing the proposed merger as an “Outstanding Transaction for MNR Shareholders.”

Blackwells believes that all shareholders should recognize that there is nothing “outstanding” about this transaction. What “stands out” to us about the proposed deal is the lousy negotiation that led up to it, giving Monmouth shareholders no protections against EQC’s cratering share price, exposing shareholders to a $62 million breakup fee (and another $10 million of EQC expenses), and seemingly sweeping other higher, all-cash offers under the rug.

We can think of only two reasons for this pitiable outcome: either a Landy-led Board sought to protect its ultra-low basis in Monmouth’s stock through a tax-deferred all-stock deal (alluded to in Monmouth’s own presentation from earlier this week on slide 23), while taking steps to ensure the preservation of their salaries and significance at the combined company, or the leaders of the process that resulted in this outcome were in over their heads.

The proposed merger plainly undervalues Monmouth

The merger agreement with EQC, which was approved and negotiated by the Company’s Board, values the Company at a price that is far below the value at which Monmouth has traded during each of the 90 trading days since the transaction was announced on May 4.

EQC’s all-stock offer values Monmouth below Blackwells’ all-cash offer in December 2020 of $18.00 per share and fails to adequately compensate shareholders for the substantial upward re-rating of the industrial REIT sector so far in 2021. Equity research from J.P. Morgan, Monmouth’s own financial advisor, implied a valuation of between $23.26 per share and $27.13 per Monmouth share at the time the transaction was announced7 and a current valuation of between $25.32 and $28.72 per share.8

While the market’s reaction to the proposed merger has been decidedly negative, the Landy-led Board of Monmouth continues to trumpet the supposed merits of the “outstanding transaction.” We don’t understand this behavior, and we expect that you, our fellow shareholders, are scratching your heads too.

5 EQC – MNR Merger presentation dated May 5, 2021.

6 Source: Bloomberg closing share price data as of August 4, 2021, for EQC and MNR.

7 JPMorgan REIT Equity Research dated May 3, 2021.

8 JPMorgan REIT Equity Research dates August 2, 2021.

EQC and Monmouth tied two rocks together to see if they will float

EQC is a poor merger partner: it owns just four small office buildings and has $2.9 billion of net cash. There is no strategic value in either of these assets nor are there any operational efficiencies between the two companies. Post-merger, EQC will be cash-dragged with an illogical combination of industrial REIT assets on an office REIT platform. And, it will offer a lower dividend than Monmouth shareholders currently receive.

The proposed all-stock transaction is not a “strategic merger” at all, but rather an agglomeration of two underperforming companies with well-known challenges (along with newly acquired ones) that will continue to impair shareholders returns: The Landys will remain involved in critical managerial and governance roles, the portfolio will continue to be sub-scale and have significant tenant concentration, the combined company will have an odd portfolio with a need for rationalization, and the capital structure will be even worse than Monmouth presently has.

A lurid affront to shareholder governance

Monmouth has a byzantine governance structure under which Eugene Landy, Monmouth’s Chairman, and a director for the last 53 years, has distinctive control.9 More pointedly, the Monmouth Board empaneled a Strategic Alternatives Committee comprised of Landy family members, close family associates and insiders.

A disregard of public shareholder interests appears to be a strong part of Monmouth’s culture: Its own corporate governance landing page encourages shareholders to read featured articles, such as “Long-Term Investors Have a Duty to Bring Back the Staggered Board (And Proxy Advisors Should Get on Board)” and asserts that proxy advisory firms create “lasting adverse effects on the U.S. economy as a whole.” Similar guiding principles seem apparent throughout the Strategic Alternatives Committee process. Following Blackwells’ cash offer, the Board repeatedly refused to engage with us, despite our offer being well above the value of EQC’s initial bid, as well as above most other first round bids.

The Board also appears to have sidelined Starwood and its all-cash offer, in what we believe to be a flagrant attempt to push the sale process toward an all-stock transaction aligned with the Landy family’s needs. We wonder how many other superior offers were similarly disregarded.

Finally, when it came time to justify the proposed merger to shareholders, Monmouth’s financial advisors cherry-picked peers from incomplete sets for valuation purposes. J.P. Morgan, for instance, excluded industrial REITs that are used by its own research team, while CS Capital Advisors included a host of real estate companies with altogether different asset portfolios than Monmouth’s premium industrial properties.

Even now, despite having at least two active, well-capitalized counterparties in EQC and Starwood, the Monmouth Board fails to take steps that could result in increased consideration for Monmouth shareholders. The current Board, pressured by its own governance failings, has proven they are unable to negotiate proper value for Monmouth’s shareholders.

9 Monmouth Audit Committee Charter, as amended and supplemented.

From the flop of a sale process, to slipshod valuation gymnastics, and poorly managed competing offers, the current Board has failed its shareholders. The result: a binding agreement that exposes Monmouth shareholders to a significant breakup fee in return for an EQC offer that today values your Monmouth shares at substantially less than every bona fide all-cash offer received during the entire sale process.

The compelling alternative: reject the EQC transaction and elect new directors who are capable of unlocking the value of your Monmouth shares.

Monmouth’s industrial properties have great durable value. We are confident that through a new process, overseen by a committee of the Board that is focused, that is committed to creating value for the public shareholders and that can skillfully negotiate conflict-free and pressure-free, Monmouth shareholders will garner the consideration they deserve.

Once the EQC transaction is voted down, Monmouth must immediately call its overdue Annual Meeting to allow shareholders to elect new directors to the Board, ones who are capable of ensuring that the interests of all shareholders – not just the Landy family – are fully protected, and that value for Monmouth’s shareholders is maximized.

Please join us in voting “AGAINST” the proposed transaction with EQC, to begin a more successful chapter.

Sincerely,

Jason Aintabi

Chief Investment Officer
Blackwells Capital, LLC

Monmouth investors can access Blackwells’ materials and other shareholder resources at www.MaximizeMNR.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells and Jason Aintabi (collectively, the “Participants”).

As of the date hereof, Blackwells beneficially owns 320,100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As of the date hereof, Mr. Aintabi beneficially owns 4,100,954 shares of Common Stock, including (i) 320,100 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, and (ii) 3,762,854 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, including 50,000 shares underlying call options exercisable within sixty (60) days, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. Collectively, the Participants beneficially own in the aggregate approximately 4,100,954 shares of Common Stock, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.17% of the outstanding shares of Common Stock.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com

Contacts:

Investors:

Morrow Sodali

Mike Verrechia

800-662-5200 (stockholders)

202-658-9400 (banks and brokers)

Blackwells@morrowsodali.com

Media:

Gagnier Communications

Dan Gagnier / Jeffrey Mathews

646-569-5897

Blackwells@gagnierfc.com

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